UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Flex Fuels Energy, Inc.
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November 18, 2008

Dear Shareholder:

As you may know, a dissident member of the Board and shareholder in the company, Thomas Barr, together with his slate of nominees, is attempting to seize control of Flex Fuels’ Board of Directors, thereby giving them effective control of your company.  If Mr. Barr and his nominees are successful, we believe very strongly that this dissident slate would destroy shareholder value, based on Mr. Barr’s past and current behavior.

●	Mr. Barr was appointed to the Board at ICP’s request and we believe he is primarily looking out for ICP’s interests:

In 2006, shortly after we were founded, we engaged International Capital Partners SA, or ICP, to assist us in raising capital in order to expand and diversify our business operations.  In connection with ICP’s fundraising assistance, and at ICP’s direct request, we appointed Thomas Barr to our Board. According to Mr. Barr, since being appointed to the Company's Board at the request of ICP he has received the equivalent of approximately $750,000.00 in Company shares and cash.  This is more than 3.5 times what the next highest compensated officer or director of the Company has received over the same period. ICP is named as a “participant” in Mr. Barr’s solicitation, and is even fronting Mr. Barr’s expenses for the solicitation, which Mr. Barr admits will be repaid by Flex Fuels if Mr. Barr and his nominees win the election.

●	Mr. Barr and ICP wanted to sell Flex Fuels to Four Rivers, a company in which they own stock, in what we would believe have amounted to a “cash grab” of Flex Fuel’s cash reserves:

Since being appointed to the Board, Mr. Barr has pushed repeatedly for Flex Fuels to engage in transactions that we believe would have benefited Mr. Barr and ICP, at the expense of Flex Fuels and its shareholders.  For example, Mr. Barr argued for a transaction with a company called Four Rivers, a publicly traded company engaged in developing a bioethanol business in the United States.  ICP and Mr. Barr were shareholders of Four Rivers and had a pre-existing relationship with Four Rivers (by Barr’s own admission, he was a “consultant” to Four Rivers and one of Barr’s nominees, John Nangle, is a director of Four Rivers).  The transaction would have required Flex Fuels to use substantially all of its cash to purchase an interest in Four Rivers, with Four Rivers then acquiring Flex Fuels and ultimately resulting in the dissolution of Flex Fuels.  Had the Four Rivers transaction gone through, Flex Fuels would have been left without cash and its shareholders would have been left holding 15 percent of a company that, based on current market prices, has the same valuation as Flex Fuels.  We believe from reading Mr. Barr’s proxy material that should Mr. Barr and his nominees, at least two of whom have obvious ties to Four Rivers, gain control of Flex Fuels they will pursue these same goals, depriving Flex Fuels of operating capital and leading to its dissolution.

●	Mr. Barr refused to disqualify himself from the negotiations with Four Rivers, despite the obvious conflict of interest:

Because the Board believed that Mr. Barr had a conflict of interest in the potential transaction stemming from his interest in both companies (he discusses his consulting arrangement with Four Rivers in his preliminary proxy statement filed with the SEC), the Board, upon advice of the Company’s counsel, decided to carry out the negotiation and analysis of the Four Rivers transaction without the participation of Mr. Barr.  However, Mr. Barr refused to disqualify himself from the negotiations, and in fact independently contacted and carried on negotiations with ICP and Four Rivers directly on several occasions, without Board authority and in contravention of the Board’s directives.

●	Mr. Barr has stolen internal confidential Flex Fuels emails, for which management has taken civil action against Mr. Barr and has referred his behavior to the criminal authorities.

In July 2008, without first seeking or obtaining authority from the Company, Mr. Barr contacted the third-party vendor responsible for managing the computer server that houses the Flex Fuels email.  Mr. Barr falsely represented that he was contacting the vendor on behalf of Flex Fuels, and based on that false statement misrepresentation was able to obtain access to our CEO’s inbox.  Mr. Barr was then able to review draft emails stored in our CEO’s personal inbox and took screenshots of the inbox.  Mr. Barr then attached these draft emails and screenshots to correspondence sent to other Flex Fuels employees.  Management believes that these actions are in civil and criminal violation of the laws of the United States and the United Kingdom, and management has referred these matters to the appropriate authorities.

●	Mr. Barr has taken actions that we believe are in contravention of his fiduciary duties and that we believe violate the Federal securities laws.

The Company has also filed a lawsuit in United States Federal district court against Mr. Barr, alleging, among others, breaches of fiduciary duties and violations of the Federal securities laws, including unlawfully forming a “group” without publicly disclosing its existence. The complaint was attached as Exhibit 99.1 to the Company’s Form 8-K filed on October 14, 2008, which is available at the SEC’s website (www.sec.gov) and the Company’s website (www.flexfuelsenergy.com/Investors/SEC_Filings).  We encourage you to read the complaint for further information about the allegations against Mr. Barr.

●	Can Mr. Barr be trusted to act in the best interest of Flex Fuels and its shareholders?

For the reasons stated above, we believe that the answer is an emphatic “NO.”

WE HAVE MADE, AND CONTINUE TO MAKE, SIGNIFICANT PROGRESS UNDER THE LEADERSHIP OF THE CURRENT BOARD

In July 2007, when current management assumed control of your company, its business plan was unfocused and lacked cohesion.  Since then we have reallocated our resources achieving substantial ongoing reductions in core overhead expenses. Within our wholly-owned operating subsidiary, Flex Fuels Energy Limited, or FFE Ltd., we were able to reduce these expenses from £352.6 thousand  to £252.2 thousand, a savings to your company of more than £100.4 thousand.  We anticipate this savings reduction will continue on an ongoing basis.  These significant cost savings have enabled, and will in the future enable, us to preserve the bulk of your capital for the development of the project itself.

We are continuing to work hard to carry out the business plan, which includes developing our business of manufacturing and distributing biodiesel products through FFE Ltd., and exploring and discovering gold, minerals, mineral deposits and reserves through our Malibu Gold operation.  Despite the current extremely challenging and volatile business environment, we have taken significant steps toward achieving our goals. We believe that the successful execution of our business plan will enable us to maximize shareholder value, with excellent potential future capital growth and dividends.  In particular, our recent achievements include:

●
Entering into advanced stage negotiations with three blue chip potential trading partners, enabling us to negotiate the most attractive option for a dependable supply of raw materials and a long term sales agreement for our rape seed oil product.

●
Focusing our current development efforts exclusively on our rape seed oil processing plant.  We have adopted a two-phased approach to market entry, based on a first phase entry into the attractive premium value food market (with current beneficial market conditions), and a more cautious second phase entry into the biofuels market contingent on sufficiently improved market conditions in this market segment.

●
Terminating an existing limited and costly technology partnership, stemming from a single tender process, in favor of an engineering, procurement and construction (EPC) contract sourced from a competitive tender for the design and construction of the fully integrated plant.  We are currently revising detailed design specifications to reflect our phased development strategy, concentrating only on the Oil Seed Process Plant design and EPC price.  Our phased approach and competitive tender process has generated an anticipated costs savings, when compared to the previous budget for the integrated plant approach, of approximately £60 million.

●
Devising and implementing an effective strategy for closing on debt and equity financing in an extremely difficult financing environment, leading to positive early stage negotiations with targeted funding institutions, of which one in particular has expressed strong interest in providing project financing.

We believe that we have built a foundation for substantial gains in value for all of our shareholders and intend to continue working towards our goals.

THANK YOU FOR YOUR CONTINUED SUPPORT

We have faced an extremely difficult business operating environment, including volatile changes in the financial markets and those challenges inherent in operating in a nascent market characterized by frequent regulatory changes.  Despite all of these factors, we nonetheless believe we have developed a robust and sound business strategy and we believe that we will be able to make significant progress during 2009 and beyond.

We thank you for your continued support. Please sign and return the WHITE proxy card to show your support for your current Board and management.

Sincerely,

Brian Barrows
Chairman and CEO

YOUR VOTE IS EXTREMELY IMPORTANT

Whether or not you plan to attend the Annual Meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed WHITE proxy/voting instruction card.  Please use the accompanying postage-paid envelope or vote by Internet.  Registered holders can vote by Internet by logging on to http://www.proxyvoting.com/FXFL and follow the instructions provided.

Alternatively, if you own shares in “street name” through a bank, broker or other nominee, you may vote your shares by telephone or Internet by following the instructions on the proxy/voting instruction form.

Your vote is important and we encourage you to vote promptly by one of the methods listed above. If you have any questions or need assistance in voting your shares of Flex Fuels common stock, please call Morrow & Co., LLC at +44207-222-4645 or +1-203-658-9400, via e-mail fxfl@morrowco.com, or call Helen Wallace +44 7824 882 368 at Flex Fuels Energy, Inc.